Exhibit (d)(6)

Exhibit A
(Effective as of December 1, 2023)

Name of Fund	Expense Ratio Reduction Amount (% of average net assets)	Original Effective Date	Expense Reduction Term

Each series in the Amplify ETF Trust (other than the Amplify Samsung SOFR ETF)	1	December 1, 2023	March 1, 2025

[1]	Such amount that reduces the management fees payable by the Fund to effectively reimburse the Fund for any acquired fund fees incurred by the Fund with respect to the Fund’s investment in the Amplify Samsung SOFR ETF.